Exhibit 10.2

August 14, 2019

Sero Capital LLC

119 Washington Ave, Suite 403

Miami Beach, FL 33139

Attn: David Moradi

Dear David:

Reference is hereby made to those certain Amendments to Common Stock Warrants dated as of the date hereof (together, the “Warrant Amendments”), by and between Sero Capital LLC (the “Stockholder”) and AudioEye, Inc. (the “Company”).

In order to induce the Stockholder to enter into the Warrant Amendments and, immediately thereafter, to exercise the Warrants to Purchase Common Stock that are held by the Stockholder and subject thereto for cash, and in consideration for the increase resulting therefrom in the voting power of the issued and outstanding stock of the Company entitled to vote for the election of directors, the Company hereby agrees that, subject to compliance with the Company’s governing documents and policies (as in effect as of the date hereof) and all applicable laws, rules and regulations (as then in effect), the Stockholder shall have the right to designate two (2) directors to the board of directors of the Company (the “Stockholder Director Designees”) for so long as the Stockholder and its affiliates collectively hold at least 30% of the voting power of the issued and outstanding stock of the Company entitled to vote for the election of directors; provided, that, in no event shall the number of Stockholder Director Designees pursuant to this letter agreement constitute fifty percent (50%) or more of the board of directors of the Company. The number of Stockholder Director Designees shall be reduced from two (2) to one (1) at such time as the Stockholder and its affiliates collectively hold less than 30% of the voting power of the issued and outstanding stock of the Company entitled to vote for the election of directors, and Stockholder shall, upon the Company’s request, promptly cause one of such Stockholder Director Designees to resign effective immediately. The Stockholder shall cease to have the right to designate a Stockholder Director Designee at such time as the Stockholder and its affiliates collectively hold less than 5% of the voting power of the issued and outstanding stock of the Company entitled to vote for the election of directors, and Stockholder shall, upon the Company’s request, promptly cause the remaining Stockholder Director Designee to resign effective immediately.

Upon the Stockholder’s selection and written notification to the Company of the Stockholder Director Designees, any individual designated by the Stockholder shall execute and deliver to the Company such agreements, questionnaires and other documents as the Company customarily requires from new nominees for directorships, and the Company and the board of directors shall be entitled to conduct such customary due diligence regarding such Stockholder Director Designees as the board of directors determines is necessary or advisable.

Subject to compliance with the Company’s governing documents and policies (as then in effect) and all applicable laws, rules and regulations (as then in effect), the Company shall take all requisite action necessary to cause the Stockholder Director Designees to be appointed to the board of directors of the Company, including causing the nominating and corporate governance committee of the board of directors and/or the board of directors, as applicable, to recommend and/or approve, as applicable, any necessary increase in the authorized number of directors of the Company and to include the Stockholder Director Designees on any slate of directors to be voted on at any annual meeting for the election of directors.

The right of the Stockholder to designate the Stockholder Director Designees is intended to comply with Nasdaq Listing Rule 5640 (the “Voting Rights Rule”) and, to the extent necessary, the Stockholder agrees to cooperate with the Company to promptly remedy any non-compliance with the Voting Rights Rule, including relinquishing its director designation rights set forth herein to ensure compliance with the Voting Rights Rule.

This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles. The Stockholder may not assign the rights set forth herein without the prior written consent of the Company, which the Company may grant or withhold in its sole discretion. This letter agreement may be executed in counterparts, each of which shall constitute an original, and together they shall be one and the same instrument. Receipt by telecopy or electronic mail of any executed signature page to this letter agreement shall constitute effective delivery of such signature page.

Sincerely,

AUDIOEYE, INC.

By:	/s/ Carr Bettis
Name: Carr Bettis
Title: Executive Chairman

Acknowledged and Agreed to by:

SERO CAPITAL, LLC

By:	/s/ David Moradi
Name: David Moradi
Title: Managing Partner/Owner